Exhibit 10.1
Note: Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information has been excluded from this exhibit because it is both not material and is the type that Dollar Tree, Inc. treats as private or confidential. Such information is marked in the exhibit with an asterisk [*].

Executive Agreement
This Executive Agreement is made and entered into by Richard W. Dreiling (“Executive”) and Dollar Tree, Inc. and each of its subsidiaries (collectively, the “Company”). Executive and the Company hereby agree as follows:
1.    Effective Date; Term. This Executive Agreement (this “Agreement”), and Executive’s employment with the Company, shall become effective on March 19, 2022 (the “Effective Date”). Executive’s employment hereunder will continue for five (5) years after the Effective Date (the “Term”), unless terminated earlier in accordance with Section 6.
2.    Position and Duties.
(a)    Executive will serve as Executive Chairman of the Company and will report solely to the Company’s Board of Directors (the “Board”). Executive will have those powers and duties that the previous Executive Chairman had as well as such other powers and duties normally associated with the position of Executive Chairman. Additionally, the Company will nominate Executive for reelection to the Board at each annual meeting of the Company’s stockholders at which directors will be elected during the period in which Executive remains employed by the Company as Executive Chairman. Notwithstanding anything in this Agreement to the contrary, the Board may, in its sole discretion, appoint Executive as Chief Executive of the Company at any time on an interim basis and Executive acknowledges that the terms of his employment in such role (including compensation) will continue to be governed by this Agreement. During any period in which Executive serves as Chief Executive of the Company, the Company will appoint Executive as Chairman of the Board and continue to nominate Executive for reelection to the Board as Chairman of the Board at each annual meeting of the Company’s stockholders at which directors will be elected during the period in which Executive remains employed by the Company as Chief Executive.
(b)    Executive may serve as a member of boards of directors of companies set forth on Exhibit A and such other boards which have been expressly approved by the Company’s Compensation Committee in its sole discretion, and otherwise Executive will devote substantially all of Executive’s working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of Executive’s duties for the Company. Executive acknowledges and agrees that Executive will travel to the Company’s principal executive offices in Chesapeake, Virginia and such other locations in the course of Executive’s service with the Company, in each case as reasonably required in order to carry out Executive’s duties for the Company.
3.    Compensation and Related Matters.
(a)    Base Salary. The Company will pay Executive a base salary at the rate of not less than $1,000,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary shall be reviewed annually for increase in the sole discretion of the Board. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)    Benefits. Executive will be entitled to participate in such employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives and to its employees generally subject to the terms of such plans and programs as may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans. Executive will be entitled to unlimited use of the Company aircraft for business purposes, at the sole expense of the Company, which shall include all travel to Chesapeake reasonably determined by the Company to be for business use. Executive will also be entitled to unlimited use of the Company aircraft for personal travel; provided, however, that Executive shall reimburse the Company for the full incremental costs associated with such non-business use as determined in accordance with applicable federal laws and federal agency rules and regulations. In addition, the Company shall (i) reimburse Executive for lodging while in Chesapeake and (ii) pay any incremental costs associated with Executive’s personal assistant in the event that she is required to work more than ten hours per week as a result of supporting Executive in the performance of his duties hereunder, in each case to the extent reasonably determined by the Company to be for business use.
(c)    Vacation. Executive will be entitled to four (4) weeks of vacation annually.
(d)    Acknowledgement. Except as otherwise provided in Section 4, Executive acknowledges and agrees that Executive will not be eligible for any short-term incentive, long-term incentive or equity-based compensation and will not be entitled to any pension or retirement saving benefits.
4.    Special Sign-On Equity Awards. On the Effective Date, the Company will grant Executive options to purchase 2,252,587 shares of Company common stock (the “Option Award”). The Option Award will have a ten (10) year term and an exercise price per share equal to $157.17. The Option Award will vest in equal installments on each of the first five anniversaries of the date of grant of the Option Award, subject to continued employment with the Company through each vesting date.
5.    Covenants. The following covenants are several and survive the termination of the other provisions of this Agreement and survive the termination of Executive’s employment for any reason (the final day of Executive’s employment with the Company is the “Separation Date”), whether or not Executive receives severance under this Agreement.
(a)    Confidential Information. Executive understands and acknowledges that during the course of Executive’s employment by the Company, Executive will have access to and learn about Confidential Information belonging to the Company.
For purposes of this Agreement, “Confidential Information” is all information not generally known to the public and developed or maintained by the Company or its agents in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company’s: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, know-how, trade secrets, intellectual property, works-in-process, databases, systems, vendor and supplier information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, personnel information, market studies, sales information, revenue, costs, customer information, manufacturing information, transportation and logistics information, and factory lists of the Company or of any other person or entity that has entrusted information to the Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating and developing its vendor base, increasing its customer base, expanding the number of geographic markets in which it operates, training its executives, developing best operational practices, and negotiating highly competitive prices in the discount retail sector so as to provide the best value possible to its customers. Executive understands and acknowledges that as a result of these ongoing efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace, and it is essential to the Company’s success moving forward.
Confidential Information shall not include information that is generally available to and known by the public; provided that such information is generally available to and known by the public through no direct or indirect fault of Executive or anyone acting on Executive’s behalf.
(i)    Disclosure and Use Restrictions. Executive agrees and covenants, other than in connection with the good faith performance of Executive’s duties: (1) to treat all Confidential Information as strictly confidential; (2) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other executives and employees of the Company not having a need to know such information); (3) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of Executive’s supervisor; and (4) to immediately return and not retain, in any form, any such Confidential Information upon the Separation Date. Nothing herein shall be construed to prevent disclosure of Confidential Information (x) to Executive’s legal and financial advisors; provided that such disclosure is reasonably necessary for the provision of advice by such advisors to Executive and such advisors treat all Confidential Information as strictly confidential or (y) as may be required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency; provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or subpoena/order. Executive shall promptly provide written notice of any such order to the Company’s Chief Legal Officer, if permitted by law to do so.

Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive’s first having access to such Confidential Information and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.
(ii)    Whistleblower Protection and Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement or any other agreement or Company policy, Executive will not be held liable under this Agreement or any other agreement or Company policy or any federal or state trade secret law for any disclosure of a trade secret or other Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(b)    Covenant Not to Compete.
(i)    Acknowledgment. Executive understands that the senior nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company and, further, that the improper use or disclosure by Executive of Confidential Information is likely to result in unfair or unlawful competitive activity that would substantially harm the Company. Executive understands and acknowledges that Executive’s experience and expertise relating to the business of a retailer are unique and specialized, and that the Company’s ability to reserve these talents for the exclusive knowledge and use of the Company during Executive’s employment and for a reasonable period thereafter is of great competitive importance and commercial value to the Company.
(ii)    Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive herein (including the Option Award), during Executive’s employment and for a period of [*] from the Separation Date, Executive agrees and covenants that Executive will not engage in any Prohibited Activity (as defined below) [*] for a Competitor (as defined below) [*]. This restrictive covenant applies whether Executive’s employment is terminated by Executive or by the Company for any reason or no reason.
1.    For purposes of this non-compete, “Prohibited Activity” is [*].
2.    A “Competitor” is defined as [*].
3.    “Restricted Area” is defined as [*].
(iii)    Nothing herein shall prohibit Executive from purchasing or owning less than one percent (1%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

(c)    Non-Piracy of Company Executives. Executive agrees and covenants that, for a period of [*] from the Separation Date, Executive shall not directly or indirectly solicit, hire, recruit, or attempt to hire or recruit, any Company Executive, or induce the termination of employment of any Company Executive. “Company Executive” means any person who at the time of, or within three months immediately prior to, the solicitation, hiring, recruitment, or inducement, was employed by the Company at a Director-level or more senior position. The types of communication prohibited by this provision explicitly include all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, where the purpose of or reasonably anticipated impact or consequence of the communication would be to solicit, hire or recruit such person. For the avoidance of doubt, this restriction applies regardless of whether Executive or the Company Executive initiated the first communication. Notwithstanding the foregoing, it shall not be a violation of this Section 5(c) for Executive to place a generalized advertisement not targeted at Company Executives.
(d)    Non-Disparagement. Executive agrees and covenants that, during and after Executive’s employment, Executive will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, or any of its executives, directors, and officers. The Company agrees and covenants that, during and after Executive’s employment, it will (i) instruct its directors and officers not to make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Executive and (ii) not make any official statement that contains defamatory or disparaging remarks, comments, or statements concerning Executive. This Section does not, in any way, restrict or impede Executive’s performance of his duties or Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Executive’s right to make a complaint or charge of any kind including a complaint or charge with or respond to an inquiry from any government agency, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.
(e)    Acknowledgment. Executive acknowledges and agrees that the services Executive will render to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and logistical, operational, merchandising and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company.
Executive affirms that Executive will not be subject to undue hardship or an unreasonable restraint on Executive’s ability to earn a livelihood by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

Executive’s obligations under each of Sections 5(a)(i), 5(b)(ii), 5(c), and 5(d) above are separable and independently enforceable of each other and of any legal obligations that may exist between the Company and Executive. The real or perceived existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or some other basis, will not alleviate Executive of Executive’s obligations under this Agreement and will not constitute a defense to the enforcement by the Company of the restrictions and covenants contained herein.
(f)    Remedies. In the event of a breach or threatened breach by Executive of any of the restrictive covenants of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek (notwithstanding the Parties’ Mutual Agreement to Arbitrate Claims), in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
6.    Termination of Employment. Executive’s employment may be terminated by either the Company or Executive at any time and for any reason, with or without prior notice, and without liability except as set forth in this Section 6.
(a)    Date and Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if applicable. The date of Executive’s termination of employment with the Company and its subsidiaries (the “Date of Termination”) shall be determined as follows: (i) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), (ii) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death and (iii) if Executive’s employment is terminated by the Company, such date as specified in the Notice of Termination. The Date of Termination for Executive’s resignation of employment (including Executive’s retirement) shall be the date set forth in the Notice of Termination, which shall be no earlier than ten (10) days after the date such notice is received by the Company in the case of a resignation without Good Reason.
(b)    Termination for Cause or Resignation by Executive. Following the termination of Executive’s employment by the Company for Cause or upon a voluntary resignation of Executive:
(i)    Executive will be entitled to receive any accrued but unpaid Base Salary and vacation pay as well as any compensation and benefits contemplated by the terms and provisions of the Company’s plans and arrangements then in effect (the “Accrued Benefits”);
(ii)    If Executive resigns, he will have thirty (30) days to exercise any portion of the Option Award that is then-vested and outstanding; and

(iii)     If Executive’s employment is terminated by the Company for Cause, the Option Award, including vested Options, will immediately cease to be exercisable.
(c)    Termination without Cause or Resignation for Good Reason. Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason not within six months prior to or two years following a Change in Control (as defined in the Company’s 2021 Omnibus Incentive Plan), in addition to the Accrued Benefits, Executive shall be entitled to receive the following severance benefits, receipt of which is subject to (x) Executive’s full and continued compliance with the covenants set forth in Section 5 of this Agreement and (y) Executive’s execution (within twenty-one (21) days after the Date of Termination), and non-revocation, of a separation agreement containing a release of claims in favor of the Company, its affiliates, and their respective officers and directors, and other relevant provisions in the form attached hereto as Exhibit B (the “Release”):
(i)    Continued Base Salary for the lesser of (1) twenty-four (24) months following the Date of Termination and (2) the number of months remaining in the Term, payable in equal installments in accordance with the Company’s normal payroll practices, which payments shall commence on the first scheduled payroll date that is at least sixty (60) days after the Date of Termination (the “Salary Continuation Benefit”); and
(ii)    The 365 Day Vesting, with any vested portion of the Option Award (including the portion vested on or prior to the Date of Termination) to remain exercisable until the original expiration date of the Option Award.
(d)    Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within six months prior to or two years following a Change in Control, in addition to the Accrued Benefits, Executive shall be entitled to receive, subject to (x) Executive’s full and continued compliance with the covenants set forth in Section 5 of this Agreement and (y) Executive’s execution (within twenty-one (21) days after the Date of Termination), and non-revocation, of the Release:
(i)    The Salary Continuation Benefit; and
(ii)    The Equity Acceleration Benefit, plus accelerated vesting of the portion of the Option Award which would have vested at the second anniversary of the date of grant of the Option Award immediately following the Date of Termination, with any vested portion of the Option Award to remain exercisable until the original expiration date of the Option Award.
(e)    Retirement. Upon termination of Executive’s employment by the Company due to Executive’s retirement, in addition to the Accrued Benefits, Executive shall be entitled to receive the Equity Acceleration Benefit, with any vested portion of the Option Award to remain exercisable until the original expiration date of the Option Award. Whether Executive’s resignation of employment shall be deemed retirement for purposes of this Section 6(e) shall be determined by the Board in its sole discretion, which determination may take into account the period of advance notice of retirement provided by Executive, Executive’s effective transition of Executive’s responsibilities to a successor and Executive reaffirming Executive’s obligations hereunder.

(f)    Death or Disability. Upon termination of Executive’s employment due to death or Disability, in addition to the Accrued Benefits, Executive shall be entitled to receive the 365 Day Vesting, with any vested portion of the Option Award to remain exercisable until the original expiration date of the Option Award.
(g)    Definitions.
(i)    For purposes of this Agreement, “Disability” shall mean (i) Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days, or (ii) Executive’s entitlement to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company, which determination shall be final and conclusive for all purposes of this Agreement.
(ii)    For purposes of this Agreement, “Cause” shall mean Executive’s: (i) repeated failure to perform Executive’s duties (other than any such failure resulting from mental or physical incapacity); (ii) engagement in willful misconduct, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company; (iii) embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment with the Company; (iv) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) willful unauthorized disclosure of Confidential Information; (vi) material breach of any material obligation under this Agreement; or (vii) failure to comply with material Company written policies or rules, as they may be in effect from time to time. Executive shall be provided with prior written notice of an event alleged to constitute “Cause” and, solely if such event is able to be cured by Executive, no less than thirty (30) days to cure such event prior to any termination for Cause.
(iii)    For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation of employment during the Term with the Company within one hundred twenty (120) days following the date Executive knows of any of the following occurring, without Executive’s consent, during the Term:
1.    A material, adverse change in Executive’s position, authority, reporting relationship, duties or responsibilities (which shall not be deemed to include a change to or from Chief Executive in accordance with Section 2);
2.    A reduction that is more than immaterial in Executive’s Base Salary;
3.    The failure of the Company to obtain an agreement reasonably satisfactory to Executive from any successor to assume and agree to perform this Agreement;
4.    Any termination (or purported termination) of Executive’s employment which is not effected pursuant to the terms of this Agreement; or

5.    Any material breach by the Company of this Agreement.
Notwithstanding the above, an event shall not constitute Good Reason unless it is communicated by Executive to the Company in writing within ninety (90) days following the date Executive knows of the occurrence of such event, and such event is not corrected by the Company in a manner which is reasonably satisfactory to Executive (including full retroactive correction with respect to any monetary matter) within ten (10) days of the Company’s receipt of such written notice from Executive.
(iv)    For purposes of this Agreement, “365 Day Vesting” means accelerated vesting of an additional number of options that would have vested through the 365th day after the Date of Termination had Executive’s employment not terminated, assuming vesting for this purpose is on a daily basis.  For this purpose, the number of additional options that vests is equal to the total number of options under the Option Award multiplied by a fraction, the numerator of which is the number of days from the date on which the Option Award was granted through the Date of Termination plus 365 and the denominator of which is 1,825, less the number of options that vested on or prior to the Date of Termination, up to a maximum of the total number of options under the Option Award (it being understood that the total amount vested, taking into account vesting on or prior to the Date of Termination and the accelerated vesting, may not exceed the total number of options under the Option Award).
(v)    For purposes of this Agreement, “Equity Acceleration Benefit” means accelerated vesting of a pro rata portion of the Option Award which would have vested at the anniversary of the date of grant of the Option Award immediately following the Date of Termination, based on the number of days from the immediately preceding anniversary of the date of grant of the Option Award through the Date of Termination.
(h)    Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to resign from (i) the board of directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company (including the Board) and (ii) any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.
7.    Section 409A.
(a)    The Company intends the payments payable to Executive pursuant to this Agreement to be excepted from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. To the extent that any payment hereunder is subject to Section 409A of the Code, it shall be administered in compliance with the requirements thereof. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following the Date of Termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction (the “Catch-up Amount”). If payment of an amount is delayed as a result of this Section 7, such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for this Section 7 to the day prior to the date the Catch-up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the Date of Termination occurs. Such interest shall be paid at the same time that the Catch-up Amount is paid. If Executive dies on or after the Date of Termination and prior to the six-month anniversary of such date, any amount delayed pursuant to this Section 7 shall be paid to Executive’s estate or beneficiary, as applicable, together with interest, within thirty (30) days following the date of Executive’s death. The provisions of this Section 7 shall apply notwithstanding any provision of this Agreement related to the timing of payments following the Date of Termination.
(b)    In the event Executive becomes entitled to indemnification for any losses or other expenses, costs, fees or in-kind benefits and such losses, expenses, costs, fees or in-kind benefits are not exempt from Section 409A of the Code pursuant to Treasury Regulation § 1.409A-1(b)(9)(v), then the Company will satisfy any such right to indemnification by reimbursement or providing in-kind benefits in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) as follows:
(i)    Reimbursement or in-kind benefits may be paid or provided during the period of Executive’s lifetime;
(ii)    Reimbursement of an eligible expense will be made on or before the last day of your taxable year following the taxable year in which the expenses were incurred;
(iii)    The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and
(iv)    The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
8.    Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by Golden Parachute Tax Solutions or such other nationally-recognized accounting or consulting firm selected jointly by the Company and Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

9.    Company Policies. Executive acknowledges and understands that Executive will be bound by all Company policies adopted by the Company from time to time and applicable to senior executives of the Company including, without limitation, policies relating to clawbacks and anti-hedging and stock ownership guidelines; it being understood that, unless otherwise required by applicable law or exchange listing requirement, any clawback or other policy that may result in the forfeiture of, or require the repayment of, any portion of the Option Award adopted after the Effective Date, as applied to Executive, shall be no less favorable to Executive than the terms of this Agreement.
10.    Indemnification. The Company shall indemnify Executive and provide advancement of expenses to the maximum extent permitted by law. The Company shall provide Executive with directors and officers insurance coverage on a basis no less favorable than that provided to other directors and officers of the Company. On or as soon as reasonably practicable following the Effective Date, the Company shall pay or reimburse the legal fees incurred by Executive in connection with the negotiation of this Agreement, up to a maximum of $50,000.
11.    Duty to Mitigate. Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by pension benefits paid by the Company or another employer after the Date of Termination or otherwise.
12.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in accordance with the requirements of the Parties’ Mutual Agreement to Arbitrate Claims, or any other arbitration agreement between the Parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach by Executive of any of the covenants in this Agreement in the state or federal courts located in Wilmington, Delaware or Norfolk, Virginia.
13.    Entire Agreement. Unless specifically provided herein, this Agreement and the Mutual Agreement to Arbitrate Claims (or any other arbitration agreement between the Parties) contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
14.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Chief Executive of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition.
15.    Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement.

16.    Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
17.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement this March 19, 2022.

DOLLAR TREE, INC. and its subsidiaries

By:	/s/ Edward J. Kelly, III
	Name:	Edward J. Kelly, III
	Title:	Lead Independent Director

EXECUTIVE

/s/ Richard W. Dreiling
Name:	Richard W. Dreiling
[Signature Page to Executive Agreement]

Exhibit A

Aramark
Kellogg Company
Lowes Companies Inc.